October 2, 2014

Jeremy N. Stout, Inc.

Re: Potential Transaction with Jeremy N. Stout, Inc.

Gentlemen:

1. This Letter of Intent (this "Letter") shall set forth certain terms and conditions regarding a possible transaction whereby the two shareholders of Jeremy N. Stout, Inc. d/b/a The Big Tomato, a Colorado company (the "Company") shall receive (i) one million five hundred thousand dollars ($1,500,000) in cash and (ii) shares of a newly created class of preferred stock of Cannabis Kinetics Corporation, a Nevada company (the "Buyer") (OTCQB: CANK) in consideration for the acquisition by the Buyer of 100% of the operating assets, including all tangible and intangible assets, inventory and intellectual property, used in the business of the Company. The cash purchase price shall be as follows: $200,000 to be paid at closing and the balance to be paid over two years after the closing in equal semi-annual installments of $325,000, starting 6 months after closing. All payments shall be secured in favor of the sellers by the business of the Company purchased by the Buyer. The sellers shall have the option to elect the installment payments in cash or shares of said preferred stock of Buyer, or some combination thereof. At closing the sellers will be issued 250,000 shares of common stock.

The preferred stock to be issued to the sellers on the closing shall have a market value of $9,000,000, based on the VWAP on the date hereof through the closing price on the date prior to the closing date. The preferred stock shall be convertible at the option of the holders for an aggregate number of shares of common stock of the Buyer equal to the $9,000,000 market value. The structure and issuance of the preferred stock shall be mutually agreed upon between the Buyer and the shareholders of the Company based on tax and accounting advice.

2. Upon consummation of the proposed transaction, all the assets and business of the Company shall be owned by the Buyer and the Buyer shall assume no debts or liabilities of the business. The Buyer will assume all trade payables and liabilities relating to the inventory and other designated business expenses. At closing, the Buyer shall appoint the two sellers to the board of directors of Buyer.

3. The closing of any mutually agreed upon purchase is subject to the following terms:

(i) Each party performing its full due diligence over the other and being fully satisfied in its sole and absolute discretion with such investigation;

(ii) Execution and delivery of documentation appropriate for the mutually agreed upon transaction in form and substance mutually

acceptable to both parties, including without limitation, representations and warranties regarding the business, assets and liabilities of the Company; and

(iii) As required by law, the filing of a Current Report on Form 8-K, which shall include the requisite information about the Company and audited financial statements of the Company in accordance with the rules and regulations of the Securities and Exchange Commission.

4. The Company shall enable the officers, independent (certified) public accountants, counsel, bankers and other representatives of the Buyer for a period ending 90 days from the execution of this Letter access to its properties, books, records, personnel, business and other commercial relationships, and will fully cooperate in order that such party may have full opportunity to make such investigation as it reasonably desires to make of the other.

The Buyer agrees that it will be responsible for the expenses of the audit of the financial statements of the Company, as well as the legal fees of the Company and the sellers incurred in connection with this proposed transaction.

5. Each party shall use its commercially reasonable efforts to cooperate with the other in furnishing any necessary information required in connection with the preparation, distribution and filing with the Securities and Exchange Commission and any other government or regulatory agencies or stock exchanges.

6. In consideration of the above, each of the Company and its shareholders shall not, nor will such party permit any of its officers, directors, employees, stockholders, agents, representatives (including, without limitation, brokers and financial advisors) or any other person acting on behalf of such party, to, directly or indirectly, solicit, negotiate and/or accept any offer to acquire any of its securities or all or substantially all of its assets until the execution and delivery of definitive agreements with respect to the contemplated transaction that may be mutually agreed upon by the Company and the Buyer.

7. Other than as set forth in this Letter, each party shall bear its own expenses and costs related to the proposed transaction, including, without limitation, attorneys' fees and disbursements.

8. This Letter is intended to be a summary of the current discussions of the Buyer and the Company concerning a possible transaction. No commitment or obligation of any kind or character is intended to result from the execution of this Letter, except for the provisions of paragraphs 4, 6, 7, this paragraph, 9 and 10. Except for such paragraphs, only fully executed definitive agreements will bind the Buyer and the Company in accordance with the terms of those documents. The parties agree that additional terms and conditions other than those recited herein will be introduced and further agree that modifications or changes to the terms and conditions set forth herein may occur during the negotiation process. This Letter will terminate automatically and be of no further force and effect upon the earliest of (a) the execution and

delivery of definitive agreements, (b) the mutual written agreement of the Company and the Buyer, and (c) the expiration of the 90 day due diligence period as set forth in paragraph 4.

9. This letter shall be governed by and construed in accordance with the laws of the State of Colorado applicable to letters made and to be performed therein without giving effect to conflict of law principles. The venue for the resolution of any disputes shall be in the appropriate federal or state courts in the State of Colorado.

10. This Letter shall inure to the benefit of the parties hereto and their respective successors and assigns. No assignment of this Letter or any right or obligation hereunder may be made by the parties and any such attempted assignment shall be void.

11. This Letter may be executed in counterparts and by facsimile or other electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If this Letter accurately sets forth our discussions, please execute where indicated below and return a fully executed copy of this letter to our attention.

CANNABIS KINETICS CORP.

By: /s/ Eric Hagen
Name: Eric Hagen
Title: President and CEO

AGREED AND ACCEPTED:

By: ____________________
Jeremy N. Stout

By: ____________________
Josh Field

Jeremy N. Stout, Inc.

By: ____________________
Title: